UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2012

MAKO Surgical Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33966	20-1901148
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 Davie Road

Fort Lauderdale, Florida 33317

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (954) 927-2044

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2012, James E. Keller tendered his resignation as MAKO Surgical Corp.’s (the “Company”) Senior Vice President of Regulatory Affairs & Quality Assurance to be effective as of the close of business on February 3, 2012. In connection with Mr. Keller’s resignation, the Compensation Committee of the Company’s Board of Directors approved the terms of the Severance Agreement and Full and Final Release between the Company and Mr. Keller (the “Severance Agreement”), whereby the Company agreed, in consideration for the releases and post-employment covenants provided by Mr. Keller, to provide Mr. Keller with certain severance payments consistent with the severance payments provided for under the terms of Mr. Keller’s Employment Agreement with the Company in the event of a termination by Mr. Keller for good reason. A copy of the Employment Agreement was previously filed with the Securities and Exchange Commission on March 24, 2010 as Exhibit 10.1 to the Company’s Current Report on Form 8-K.

The Company has entered into an Employment Agreement with Lawrence T. Gibbons (the “Gibbons Agreement”), to be effective as of February 3, 2012 (the “Gibbons Effective Date”), whereby Mr. Gibbons will be appointed to the position of Senior Vice President of Regulatory Affairs and Quality Assurance, assuming the duties previously performed by Mr. Keller.

From 2007 to 2011, Mr. Gibbons, 60, held various positions with Fisher & Paykel Healthcare, a medical device manufacturer, including Managing Director, Mexico and Special Consultant to CEO, and was responsible for establishing a manufacturing facility in Mexico and establishing the quality system at the company’s New Zealand headquarters and manufacturing site. From 2006 to 2007, Mr. Gibbons served as Vice President of Quality/Regulatory, Atrial Fibrillation Division, of St. Jude Medical, a medical technology and services company. From 2004 to 2006, Mr. Gibbons served as Vice President of Quality Assurance of Baxter International, Inc., a global healthcare company, where he was responsible for leading the quality function and overseeing the implementation of the company´s various quality programs. Prior to joining Baxter, Mr. Gibbons was vice president of quality assurance and regulatory affairs for Tyco Healthcare. Mr. Gibbons spent more than 20 years in various quality and regulatory positions with increasing responsibility at Kendall Company, which was acquired by Tyco Healthcare in 1994. Prior to joining Kendall Company, Mr. Gibbons was an investigator with the U.S. Food and Drug Administration´s Boston District Office. Mr. Gibbons holds a B.S. in science from the University of Massachusetts.

The Gibbons Agreement provides Mr. Gibbons with a one-year initial term of employment with automatic renewal for successive one-year terms, unless a party provides the other party with ninety days prior written notice of the intent not to renew. Under the terms of the Gibbons Agreement, Mr. Gibbons will receive an annual base salary of $235,000 and will have the opportunity to earn an annual performance cash bonus based on his individual performance and the Company’s performance. Also pursuant to the terms of the Gibbons Agreement, the Compensation Committee granted Mr. Gibbons 100,000 incentive stock options pursuant to the terms of the Company’s 2008 Omnibus Incentive Plan, with the Gibbons Effective Date serving as the grant date for such stock options.

The Gibbons Agreement provides for a signing bonus to Mr. Gibbons of $100,000 payable pro rata over his first year of employment with the Company. In the event that Mr. Gibbon’s employment with the Company is terminated for any reason, other than good reason, during the first twelve months following the Gibbons Effective Date, Mr. Gibbons will be required to repay to the Company any portion of the signing bonus he has received.

If Mr. Gibbons’ employment with the Company is terminated without cause, or if Mr. Gibbons resigns for good reason, the Gibbons Agreement provides for severance payments equal to six months of his annual base salary and the costs of continuation of his health benefits for six months. In addition, if Mr. Gibbons’ employment with the Company is terminated without cause or if Mr. Gibbons resigns for good reason in anticipation of a change in control or on or within six months after a change in control, then all equity awards held by Mr. Gibbons that vest based on time shall become immediately vested.

The foregoing description of the terms and conditions of the Severance Agreement and Gibbons Agreement is qualified in its entirety by reference to the Severance Agreement and Gibbons Agreement, copies of which are attached as Exhibits 10.1 and 10.2 to this Form 8-K and incorporated in their entirety by this reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Severance Agreement and Full and Final Release between MAKO Surgical Corp. and James E. Keller, effective as of February 3, 2012
10.2	Employment Agreement between MAKO Surgical Corp. and Lawrence T. Gibbons, effective as of February 3, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAKO Surgical Corp.

Date: January 31, 2012	By:	/s/ Menashe R. Frank
Menashe R. Frank, Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Severance Agreement and Full and Final Release between MAKO Surgical Corp. and James E. Keller, effective as of February 3, 2012
10.2	Employment Agreement between MAKO Surgical Corp. and Lawrence T. Gibbons, effective as of February 3, 2012